UNITED STATES SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

EXELIXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30235	04-3257395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way

P.O. Box 511

South San Francisco, California 94083-0511

(Address of principal executive offices, including zip code)

(650) 837-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 21, 2005, Exelixis, Inc. (the “Company”) and its wholly owned subsidiary X-Ceptor Therapeutics, Inc. entered into a license agreement with Wyeth Pharmaceuticals Division (“Wyeth”) related to compounds targeting the Farnesoid X Receptor (“FXR”), a nuclear hormone receptor implicated in a variety of metabolic and liver disorders.

Under the terms of the license agreement, the Company has granted to Wyeth an exclusive, worldwide license with respect to certain intellectual property primarily relating to compounds that modulate FXR. Wyeth will be solely responsible for all further preclinical and clinical development, regulatory, manufacturing and commercialization activities for the compounds.

Under the terms of the license agreement, Wyeth is required to make an upfront payment to the Company of $10.0 million and the Company is entitled to receive payments upon attainment of pre-specified development and commercialization milestones that could total up to $147.5 million. In addition, the Company is entitled to receive royalties on sales of any products commercialized by Wyeth under the agreement. Beginning one year after the execution date of the agreement, Wyeth may terminate the agreement in which case Wyeth’s license relating to compounds that modulate FXR will, subject to certain terms and conditions, revert back to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

Dated: December 22, 2005	By:	/s/ Christoph Pereira
Christoph Pereira
Vice President, Legal Affairs and Secretary